INCORPORATED UNDER THE LAWS OF

DELAWARE

No. | SHARES



AMERICAN EAGLE GROUP, INC.

COMMON STOCK 21,000,000 AUTHORIZED, 0.01 PAR VALUE

CUSIP 025[illegible]B[illegible]2

This Certifies that ______________________ is the owner of

______________________ Shares of the Capital Stock of

American Eagle Group, Inc.

transferable only on the Books of the Corporation by the holder hereof in person or by duly authorized Attorney, on surrender of this Certificate properly endorsed.

In Witness Whereof the duly authorized officers of this Corporation have hereunto subscribed their names and caused the corporate Seal to be hereto affixed at ______ this ______ day of ______

AMERICAN EAGLE GROUP, INC
SEAL
DELAWARE

President | Secretary

Shares ______ Each.

SPECIMEN

COUNTERSIGNED AND REGISTERED
ACTION STOCK TRANSFER CORP.
7069 HIGHLAND DR, STE 300, SALT LAKE CITY, UT 84121

By: ______________________
TRANSFER AGENT – AUTHORIZED SIGNATURE